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                                  EXHIBIT 10.32

                        AMENDMENT TO EMPLOYMENT AGREEMENT

         THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment"), is entered into effective as of the 1st day of June, 1999, by and between DSP TELECOM, INC., a California corporation (the "Corporation"), and JOSEPH PERL ("Perl").

                                    RECITALS

         A. Effective July 22, 1998, Perl and the Corporation entered into an Employment Agreement (the "Employment Agreement"), for the provision by Perl of certain services to the Corporation.

         B. Effective June 1, 1999, Perl resigned from his position as Chief Executive Officer of both the Corporation and of the Corporation's parent corporation, DSP Communications, Inc. ("DSPC"), which resignation was accepted by the Boards of the Corporation and of DSPC.

         C. Notwithstanding Perl's resignation of his offices, Perl and the Corporation desire that Perl continue to provide services through August 31, 2001, in a non-policy making role.

         D. The Corporation and Perl desire to amend the Employment Agreement according to the terms and conditions set forth in this Amendment.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual agreements and covenants contained in this Amendment, the parties hereby agree as follows:

         1. DUTIES OF PERL. Section 1 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

                  "1. EMPLOYMENT DUTIES. Perl shall act as an advisor to Davidi Gilo and shall report to Mr. Gilo, in a non-policy making role, on matters related to the business and affairs of the Corporation and of DSP Communications, Inc. Notwithstanding anything in the Employment Agreement to the contrary, Perl shall be entitled to act as a part-time consultant to other companies that are not directly or indirectly competitive with the activities of the Corporation or any of its affiliates and shall cease such activities should they become competitive."

         2. TERM. Section 2 of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

                  "2. TERM. This Agreement shall terminate on August 31, 2001, unless terminated sooner under the terms of this Agreement."

         3.       COMPENSATION.

                  a. Section 3.c. of the Employment Agreement shall be amended by so that in 1999, the applicable bonus should be 5/12ths of the amount therein for calendar year 1999, and after December 31, 1999, no bonus amounts shall be owing. The 1999 bonus shall be calculated for Perl when it is calculated for other senior employees with bonuses based upon overall performance of the Corporation and shall be payable (as to 5/12ths of it only) regardless of whether Perl remains employed with the Corporation.


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                  b. Section 3.e of the Employment Agreement shall be amended by striking therefrom the final two sentences, and replacing those sentences with the following two sentences:

                  "To the extent that the Sales Price of the home is less than the Purchase Price, the principal amount due hereunder shall be reduced by an amount equal to the amount by which the Purchase Price exceeds the Sales Price; provided that the Corporation is given the option of purchasing the home at the proposed Sales Price and/or has agreed to the proposed Sales Price. As used in this Agreement, the term "Purchase Price" shall mean One Million Seven Hundred Fifty Thousand Dollars ($1,750,000); and "Sales Price" refers to the price paid by a subsequent buyer of the Perl home less any applicable real estate brokerage commissions paid by Perl by reason of the sale."

         4. SEVERANCE PAY. Section 7.d. of the Employment Agreement is hereby amended and restated to read in its entirety as follows:

                  "d. SEVERANCE PAY. (i) If (A) this Agreement is terminated by the Corporation without cause pursuant to Section 7.a (above), or by Perl voluntarily, the Corporation shall pay Perl a severance fee equal to his monthly salary at his then current rate of fixed salary compensation, multiplied by the number of full months left until the end of the term stated herein. THE ABOVE SEVERANCE FEE SHALL BE PAYABLE IN ACCORDANCE WITH THE CORPORATION'S NORMAL PAYROLL PRACTICES, OR SHALL BE PAYABLE IN FULL AT THE TIME OF SUCH TERMINATION AT THE CORPORATION'S OPTION.

                           "(ii) In the event that this Agreement is terminated pursuant to Section 7.b(i) (above), the Corporation shall pay Perl a severance fee equal to his monthly salary at his then-current rate of fixed salary compensation multiplied by the number six (6), but not more than the number of full months left in the term of the Agreement.

                           "(iii) In the event that Perl's employment is terminated pursuant to Section 7.b(ii) or (iii) (above), he shall be entitled to no severance pay."

         5. OTHER TERMS OF EMPLOYMENT AGREEMENT. Except as amended hereby, the terms and conditions of the Employment Agreement shall remain in full force and effect.

         6. OFFICE. The Corporation shall allow Perl to use an office at the Corporation's Cupertino facilities for a period ending August 31, 2001, provided that he is still performing services pursuant to Section 1 (above).

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

DSP TELECOM, INC.                                    JOSEPH PERL
20300 Stevens Creek Blvd., 4th Floor
Cupertino, California 95013

By:  /s/ Stephen P. Pezzola                          /s/ Joseph Perl
    --------------------------------                 -----------------
     Stephen P. Pezzola, Secretary                      Joseph Perl
     and General Counsel